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                                                              Exhibit 99.8(h)(i)

                    AMENDMENT TO FUND PARTICIPATION AGREEMENT
                             (INSTITUTIONAL SHARES)

     This Amendment to the Fund Participation Agreement ("Agreement") dated September 20, 1999, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust"), and MONY Life Insurance Company, a New York life insurance company (the "Company") is effective as of October 1, 2002.

                                    AMENDMENT

     For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

     1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

     2. All other terms of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

MONY LIFE INSURANCE COMPANY              JANUS ASPEN SERIES


By:    /s/ Evelyn Peos                   By:    /s/ Bonnie M. Howe
       --------------------------------         -----------------------------
Name:  Evelyn Peos                       Name:  Bonnie M. Howe
Title: Senior Vice President             Title: Vice President